EXHIBIT 5

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

_________	harttrinen@aol.com
(303) 839-0061	Fax: (303) 839-5414

September 23, 2025

Flexible Solutions International Inc.

6001 54th Ave.

Taber, Alberta, Canada T1G 1X4

This letter will constitute an opinion upon the legality of the sale by Flexible Solutions International Inc., an Alberta, Canada corporation (the “Company”), of shares of its common stock, preferred stock, convertible preferred stock, rights, units, and warrants having a maximum value of $50,000,000, all as referred to in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Continuance, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the Province of Alberta, and a copy of the Registration Statement, and such other documents as we considered necessary for purposes of this opinion. In our opinion:

●	the Company is authorized to issue the securities which are the subject of the Registration Statement;

●	such securities, when sold, will be legally issued, fully paid and non-assessable; and

●	the warrants and rights will be, when issued, binding obligations of the Company under the laws of the Province of Alberta.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

William T. Hart